Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Owlet, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.0001 per share	Other	1,384,771	$11.63	$16,104,887	0.0001381	$2,225.00
2	Equity	Class A Common Stock, par value $0.0001 per share	Other	276,954	$9.89	$2,739,076	0.0001381	$379.00
3	Equity	Class A Common Stock, par value $0.0001 per share	Other	129,863	$11.63	$1,510,307	0.0001381	$209.00
	Total Offering Amounts					$20,354,270		$2,813.00
	Total Fee Offsets							$0.00
	Net Fee Due							$2,813.00

Offering Note

1
Note 1.A: Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Owlet, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Note 1.B: Represents 1,384,771 shares of Common Stock that became available for issuance under the the Registrant’s 2021 Incentive Award Plan, as amended, by operation of an automatic annual increase provision therein on January 1, 2026.

Note 1.C: Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 3, 2026, which date is within five business days prior to the filing of this Registration Statement.

2
See Note 1.A above.

Note 1.A: Represents 276,954 shares of Common Stock that became available for issuance under the Registrant's 2021 Employee Stock Purchase Plan (the "ESPP"), by operation of an automatic annual increase provision therein on January 1, 2026.

Note 1.B: Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum price per share is equal to 85% of $11.63 which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 3, 2026, which date is within five business days prior to the filing of this Registration Statement. Under the ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Registrant’s Common Stock on the offering date or the purchase date, whichever is less.

3
See Note 1.A above.

Note 3.A: Represents 129,863 shares of Common Stock issuable upon settlement of an inducement restricted stock unit award granted by the Registrant.

Note 3.B: Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 3, 2026, which date is within five business days prior to the filing of this Registration Statement.